Exhibit 99.1

Contact at Leucadia National Corporation:              Contacts at Reliance:

Laura Ulbrandt                                         Steven A. Rautenberg
Secretary                                              V.P.-Communications
(212) 460-1977                                         (212) 909-1247

                                                       David J. Grill
                                                       V.P.-Treasurer
                                                       (212) 909-1185



                   LEUCADIA AND RELIANCE ENTER INTO AGREEMENT
                        FOR LEUCADIA TO ACQUIRE RELIANCE


NEW YORK, NY, May 26, 2000 - Leucadia National Corporation (NYSE and PCX: LUK)

and Reliance Group Holdings, Inc. (NYSE: REL) today jointly announced that they have entered into a definitive agreement for the acquisition of Reliance by

Leucadia.


           Under the terms of the proposed transaction, Reliance stockholders will receive 0.11059346 share of common stock of Leucadia in exchange for each outstanding share of Reliance common stock that they own. Based on the closing price of Leucadia common stock on May 25, 2000, this exchange ratio is equivalent to $2.55 per share of Reliance common stock. The transaction is expected to be tax-free to Reliance stockholders and will be accounted for as a purchase.


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           Reliance has granted Leucadia a stock option to acquire up to 9.9% of the shares of common stock of Reliance under certain circumstances. In addition,

holders of approximately 33% of Reliance's outstanding common stock have agreed to vote their shares in favor of the transaction and to grant Leucadia an option to acquire their Reliance shares at a price of $2.50 per share.


           The transaction has been approved by the Boards of Directors of both

Leucadia and Reliance. Consummation is subject to a number of terms and conditions, including various required regulatory approvals, the approval of

Reliance's stockholders and satisfactory completion of Leucadia's due diligence review of Reliance's business and operations. Reliance would be obligated to pay

Leucadia a "break-up fee" of $12.5 million, plus certain expenses, if the agreement is terminated because the Board of Directors and stockholders of

Reliance accept a higher offer.


           Saul P. Steinberg, Reliance Group chairman said, "After thorough review and careful deliberation, our Board has concluded that the sale of

Reliance Group to Leucadia National represents the very best strategic alternative for our shareholders, employees and customers. Leucadia has a strong financial position, extensive experience in the insurance industry and an exemplary track record of performing on behalf of its shareholders. Reliance will be a much stronger company and a more effective competitor in the marketplace."

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This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in the Securities and Exchange Commission filings of Reliance and Leucadia. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.

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ADDITIONAL INFORMATION AND WHERE TO FIND IT:

           Leucadia plans to file a Registration Statement on SEC Form S-4 containing a proxy statement/prospectus and other relevant documents concerning the transaction with the SEC. Before making any voting or investment decisions,

investors and security holders are urged to carefully read the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC because they will contain important information about

Leucadia, Reliance, the transaction and related matters. Investors and security holders will be able to obtain free copies of these documents and other documents filed with the SEC through the web site maintained by the SEC at

http://www.sec.gov.


           Both companies' shares are traded on the New York Stock Exchange

(ticker symbols LUK and REL). Both companies file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed by the companies at the

SEC public reference rooms at 450 Fifth St., N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York and Chicago.


           Reliance, its directors, executive officers and certain members of management and employees may be soliciting proxies from Reliance stockholders in favor of the approval of the merger agreement. A description of any interests,

direct or indirect, that Reliance's directors and executive officers have in the transaction will be included in the proxy statement/prospectus.


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Leucadia National Corporation is a holding company for its consolidated subsidiaries engaged in property and casualty insurance (through Empire

Insurance Company and Allcity Insurance Company), manufacturing (through its

Plastics Division), banking and lending (principally through American Investment

Bank, N.A.) and mining (through its 72.5% interest in MK Gold Company).


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           Reliance Group Holdings, Inc., headquartered in New York City, has major property and casualty insurance operations and an information technology consulting company. Total 1999 revenues were $3.2 billion, and assets at year-end were $14.6 billion.
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